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                                                                      EXHIBIT 21
                                  SUBSIDIARIES OF
                               THE TITAN CORPORATION


                                                       State of Incorporation
     Name                                                 or Jurisdiction
     ----                                              ----------------------
1.   Diversified Control Systems, Inc.                      Delaware

2.   Eldyne, Inc.                                           California

3.   Federal Services, Inc.                                 California

4.   Pulse Sciences, Inc.                                   California

5.   Titan Environmental Corporation                        Delaware

6.   Linkabit Wireless, Inc.                                Delaware

7.   TomoTherapeutics, Inc.                                 Delaware

8.   Unidyne Corporation                                    Virginia

9.   ServNow! NetTechnologies, Inc.                         Delaware

10.  Titan Broadband Communications Corporation             Delaware

11.  Titan Software Systems Corporation                     Delaware

12.  Linkabit Wireless, Ltd.                                Cayman Islands

13.  Titan Purification, Inc.                               Delaware

14.  Titan Defense Systems Corporation,                     Delaware
     doing business as Titan Technologies
     and Information Systems Corporation.